234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

JONES SODA CO. ANNOUNCES SECOND QUARTER FISCAL 2007 FINANCIAL RESULTS

August 2, 2007	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced financial results for the second quarter ended June 30, 2007.

Second Quarter Review

•	Total case sales of 1,722,795 cases (288 ounce equivalent) compared to 961,000 cases a year ago

•	Revenue increased 29.8% to $13.0 million compared to $10.0 million a year ago

•	Gross margin decreased to 34.2% versus 38.0% last year

•	Diluted earnings per share were $0.00 compared to $0.10 a year ago

Peter van Stolk, President and CEO stated, “Although our second quarter revenues increased by approximately 30% driven by a double digit sales gain in our core bottle business, our concentrate sales were below plan due to some delays in the launch of our CSD product which negatively impacted our gross margin and profitability. While we are disappointed in the initial rollout of our Jones Soda cans we are focused on better managing our CSD manufacturing and distribution process and we remain optimistic about the many long-term growth prospects of this business.”

Revenue for the second quarter of 2007 increased 29.8% to $13.0 million compared to $10.0 million in the second quarter of 2006. Gross margin for the second quarter decreased to 34.2% versus 38.0% in the second quarter of the prior year. Operating expenses as a percentage of sales for the second quarter increased to 38.4% from 31.1% in the corresponding period in the prior year. The company reported net income of $40,726, or $0.00 per diluted share, compared to net income of $2.3 million, or $0.10 in the second quarter ended June 30, 2006.

“We are pleased to have secured distribution in more than 15,000 new retail locations in a relatively short period of time. Importantly, these new relationships have resulted in increased distribution for our bottles, including shelf space at Wal-Mart and Sam’s Clubs, which contributed to the segment’s recent strong performance,” Mr. van Stolk commented. “Looking ahead, we are committed to improving the execution of our CSD business across the board. At the same time, we are in the process of building a stronger organization that will ensure we are well positioned to capitalize on the many growth opportunities that we believe exist for our expanding portfolio of brands and products. We remain confident in our ability to capture meaningful market share of the $70 billion carbonated soft drink industry and to drive increased profitability in the years ahead.”

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Pure Cane Soda, Jones Energy, Jones Organics, Jones Naturals, Jones 24C and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited — $US)

Three Months Ended	Six Months Ended
June 30,	June 30,
2007	2006	2007	2006
Revenue	$13,012,473	$10,025,978	$22,200,512	$18,786,358
Cost of Goods Sold	8,563,343	6,219,655	14,235,221	11,860,365
Gross Profit	4,449,130	3,806,323	7,965,291	6,925,993
Gross Margin	34.2%	38.0%	35.9%	36.9%
Licensing Revenue	47,797	146,481	193,743	284,052
Operating Expenses(1):
Promotion and Selling	3,474,142	1,992,670	5,832,863	4,107,493
General & Adm	in.	1,526,6	38 1,124,4	30 3,257,8	08	2,222,016

5,000,780	3,117,100	9,090,671	6,329,509

Earnings (loss) before interest
& taxes	(503,85	3)	835,7	04 (931,63	7)	880,536
Interest income, net	416,269	100,637	857,356	113,347

Earnings (loss) before income taxes	(87,584)	936,341	(74,281)	993,883
Income tax benefit	128,310	1,377,454	173,320	1,322,454
Earnings for the period	40,726	2,313,795	99,039	2,316,337

Earnings per share:
Basic	$0.00	$0.10	$0.00 $	0.10
Diluted	$0.00	$0.10	$0.00 $	0.10
Weighted average number of common stock:
Basic	25,771,972	22,891,891	25,782,275 22,321,479
Diluted	26,385,734	22,991,489	26,311,619 23,324,830
(1) Includes non-cash stock based
compensation:
Promotion and selling	$131,084	$102,530	$199,088 $	218,540
General and administrative	$194,334	$150,195	$334,230 $	420,888

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
($US)

	June 30, 2007	Dec. 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$15,167,271	$13,905,870
Short-term investments	15,374,969	16,318,510
Accounts receivable	5,835,458	6,914,422
Inventory	7,865,433	5,783,067
Deferred income tax asset	1,520,000	1,507,145
Prepaid expenses	1,926,952	712,690

	47,690,083	45,141,704
Deferred income tax asset	3,714,719	427,993
Capital assets	1,580,573	756,618
Other assets	1,277,259	1,414,138
Intangible assets	186,923	211,931

	$54,449,557	$47,952,384

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,746,362	$5,446,953
Current portion of capital lease obligations	169,279	70,471
Taxes payable	3,010	150,141
	6,918,651	5,667,565
Capital lease obligations – less current portion	544,436	15,329
Shareholders’ equity	46,986,470	42,269,490

	$54,449,557	$47,952,384

JONES SODA CO.
CONSOLIDATED STATEMENT OF CASH FLOWS
($US)

	Six months ended	Six months ended
	June 30, 2007	June 30, 2006	2005
	(unaudited)	(unaudited)
Cash flows from(used in) operating activities :
Earnings for the period	$99,039	$2,316,337
Items not involving cash:
Depreciation and amortization	288,728	118,983
Deferred income taxes	(320,180)	(1,482,934)
Stock based compensation	533,318	639,428
Change in assets and liabilities
Accounts receivable	1,078,964	(1,079,943)
Inventory	(2,082,366)	154,665
Prepaid expenses	(1,214,262)	(313,274)
Taxes payable	(147,131)	143,472
Accounts payable and accrued liabilities	1,299,409	859,973

Net cash from (used in) operating activities	(464,481)	1,356,707
Cash flows from (used in) investing activities:
Sale of short-term investments	938,770	—
Purchase of capital assets	(438,625)	(177,009)
Purchase of intangible assets	—	(160,027)
Net cash from (used in) investing activities	500,145	(337,036)
Cash flows from (used in) financing activities:
Repayment of capital lease obligations	(44,823)	(59,193)
Proceeds from capital lease obligations	160,569	—
Net proceeds from PIPE	—	28,113,000
Proceeds from exercise of options	1,109,991	688,065

Net cash from financing activities	1,225,737	28,741,872

Net increase in cash and cash equivalents	1,261,401	29,761,543
Cash and cash equivalents, beginning of period	13,905,870	1,176,101

Cash and cash equivalents, end of period	$15,167,271	$30,937,644
Supplemental Disclosure of Non-cash financing activities
Acquisition of fixed assets	$512,168

For further information, contact:

Peter van Stolk, Jones Soda Co. Chad Jacobs, Integrated Corporate Relations. Hassan
N. Natha, Jones Soda Co.

(206) 624-3357 or pvs@jonessoda.com (203) 682-8200 or
cjacobs@icr-online.com (206) 624-3357 or hnatha@jonessoda.com

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